Exhibit 99.1

GUESS?, INC. REPORTS THIRD QUARTER RESULTS

Q3 Fiscal 2020 Revenues Increased 2% to $616 Million; Increased 4% in Constant Currency

Q3 Fiscal 2020 GAAP EPS of $0.18, Compared to Loss per Share of $0.17 in Q3 Fiscal 2019; Q3 Fiscal 2020 Adjusted EPS of $0.22, Compared to $0.13 in Q3 Fiscal 2019

LOS ANGELES, November 26, 2019 - Guess?, Inc. (NYSE: GES) today reported financial results for its third quarter ended November 2, 2019.

Carlos Alberini, Chief Executive Officer, commented, “I am very pleased to report that we delivered operating earnings and earnings per share above the high-end of our expectations for the period. Overall, the strength of our businesses in Europe, Americas Wholesale and Licensing, combined with a disciplined and effective approach to manage our costs, enabled us to more than offset softness in our Americas Retail and Asia businesses in the quarter. For the full year, we are maintaining the high-end of our guidance and raising the low-end. This speaks to the strength of our global brand and the power of our diversified business model which provides us with multiple levers to continue to increase revenues and improve profitability.”

Mr. Alberini concluded, “As we previously communicated, we will be hosting an Investor Day on December 3rd in New York City. During the event we will present our strategic business plan and key strategic initiatives for the next five years. I couldn’t be more excited to share our plan and provide an update on our Company’s opportunities for global growth, profit improvement and value creation.”

Adjusted Amounts

This press release contains certain non-GAAP, or adjusted, financial measures. References to “adjusted” results exclude the impact of (i) asset impairment charges, (ii) net gains on lease terminations, (iii) certain professional service and legal fees and related (credits) costs, (iv) charges related to the European Commission fine, (v) non-cash debt discount amortization on our convertible senior notes, (vi) the related tax effects of the foregoing items as well as adjustments to uncertain tax positions excluded from results in prior years and (vii) revisions to provisional amounts previously recorded related to the enactment of the 2017 Tax Cuts and Jobs Act (the “Tax Reform”), in each case where applicable. A reconciliation of reported GAAP results to comparable non-GAAP results is provided in the accompanying tables and discussed under the heading “Presentation of Non-GAAP Information” below.

Share Repurchases. The Company has used substantially all of the net proceeds from its $300 million 2% convertible senior notes due 2024 issued during the first quarter of fiscal 2020 (after the related hedge and warrant transactions) to repurchase shares of its common stock. During the three months ended May 4, 2019, the Company used $170 million of such proceeds to enter into an accelerated share repurchase program (“ASR”), pursuant to which it received up-front approximately 5.2 million shares (representing approximately $102 million (or 60%) of the $170 million notional amount of the ASR). The Company received a final delivery of an additional 5.4 million shares under the ASR on September 4, 2019. During the nine months ended November 2, 2019, the Company also repurchased approximately 5.8 million shares of its common stock in open market and privately negotiated transactions totaling $110.6 million, of which approximately 0.7 million shares of its common stock were repurchased at an aggregate cost of $11.0 million during the three months ended August 3, 2019 and approximately 5.1 million shares of its common stock were repurchased at an aggregate cost of $99.6 million during the three months ended May 4, 2019. Combined, these transactions resulted in the repurchase of approximately 16.4 million shares for $280.6 million during the nine months ended November 2, 2019.

Third Quarter Fiscal 2020 Results

For the third quarter of fiscal 2020, the Company recorded GAAP net earnings of $12.4 million, a 192.4% increase compared to GAAP net loss of $13.4 million for the third quarter of fiscal 2019. GAAP diluted earnings per share increased 205.9% to $0.18 for the third quarter of fiscal 2020, compared to GAAP diluted loss per share of $0.17 for the prior-year quarter. The Company estimates that the convert transaction offset by the share buybacks had a net negative impact of $0.01 on diluted earnings per share and currency had a positive impact of $0.04 on diluted earnings per share in the third quarter of fiscal 2020.

For the third quarter of fiscal 2020, the Company recorded adjusted net earnings of $14.9 million, a 41.2% increase compared to $10.6 million for the third quarter of fiscal 2019. Adjusted diluted earnings per share increased 69.2% to $0.22, compared to $0.13 for the prior-year quarter. The Company estimates that the share buybacks offset by the convert transaction had a net positive impact of $0.02, or 15.4%, on adjusted diluted earnings per share in the third quarter of fiscal 2020.

Net Revenue. Total net revenue for the third quarter of fiscal 2020 increased 1.7% to $615.9 million, compared to $605.4 million in the prior-year quarter. In constant currency, net revenue increased by 4.2%.

•	Americas Retail revenues decreased 4.9% in U.S. dollars and 4.5% in constant currency. Retail comp sales including e-commerce decreased 3% in U.S. dollars and constant currency.

•	Americas Wholesale revenues increased 7.0% in U.S. dollars and 8.1% in constant currency.

•	Europe revenues increased 9.1% in U.S. dollars and 13.2% in constant currency. Retail comp sales including e-commerce increased 1% in U.S. dollars and 5% in constant currency.

•	Asia revenues decreased 8.0% in U.S. dollars and 4.6% in constant currency. Retail comp sales including e-commerce decreased 21% in U.S. dollars and 19% in constant currency.

•	Licensing revenues decreased 0.3% in U.S. dollars.
Operating Earnings. GAAP earnings from operations for the third quarter of fiscal 2020 increased 205.3% to $22.6 million (including a $0.9 million unfavorable currency translation impact), compared to GAAP loss from operations of $21.5 million in the prior-year quarter. GAAP operating margin in the third quarter increased 730 basis points to 3.7%, compared to negative 3.6% in the prior-year quarter, driven primarily by the European Commission fine that was incurred in the same prior-year quarter. The negative impact of currency on operating margin for the quarter was approximately 10 basis points.

For the third quarter of fiscal 2020, adjusted earnings from operations increased 3.6% to $23.1 million, compared to $22.3 million in the same prior-year quarter. Adjusted operating margin was flat at 3.7%, compared to the same prior-year quarter.

•
Operating margin for the Company’s Americas Retail segment decreased 110 basis points to 0.9% in the third quarter of fiscal 2020, from 2.0% in the prior-year quarter, driven primarily by the unfavorable impact from higher markdowns and negative comparable sales, partially offset by higher initial markups.

•	Operating margin for the Company’s Americas Wholesale segment increased 20 basis points to 19.9% in the third quarter of fiscal 2020, compared to 19.7% in the prior-year quarter.

•
Operating margin for the Company’s Europe segment increased 410 basis points to 7.0% in the third quarter of fiscal 2020, compared to 2.9% in the prior-year quarter, driven primarily by higher initial markups, lower logistics costs, lower markdowns and overall leveraging of expenses.

•
Operating margin for the Company’s Asia segment deteriorated 520 basis points to negative 3.0% in the third quarter of fiscal 2020, from 2.2% in the prior-year quarter, driven primarily by deleveraging of expenses due mainly to negative comparable sales and higher markdowns.

•	Operating margin for the Company’s Licensing segment decreased 20 basis points to 87.2% in the third quarter of fiscal 2020, from 87.4% in the prior-year quarter.
Other expense, net, was $0.1 million for the third quarter of fiscal 2020, an improvement of $5.7 million, compared to $5.8 million in the same prior-year quarter. The improvement was driven primarily by net unrealized gains on non-operating assets as well as net unrealized mark-to-market revaluation gains on foreign currency balances compared to net unrealized and realized losses in the same prior-year quarter, partially offset by our proportionate share of net losses related to our minority investment in a privately-held apparel company.
Nine-Month Period Results

For the nine months ended November 2, 2019, the Company recorded GAAP net earnings of $16.4 million, a 279.3% increase compared to GAAP net loss of $9.1 million for the nine months ended November 3, 2018. GAAP diluted earnings per share increased 283.3% to $0.22 for the nine months ended November 2, 2019, compared to GAAP diluted loss per share of $0.12 in the same prior-year period. The Company estimates that the convert transaction offset by the share buybacks had a net negative impact on diluted earnings per share of $0.06 and currency had a negative impact of $0.01 on GAAP diluted earnings per share for the nine months ended November 2, 2019.
For the nine months ended November 2, 2019, the Company recorded adjusted net earnings of $22.7 million, a 2.4% increase compared to $22.2 million for the nine months ended November 3, 2018. Adjusted diluted earnings per share increased 14.8% to $0.31, compared to $0.27 for the same prior-year period. The Company estimates that the convert transaction offset by the share buybacks had a minimal impact on adjusted diluted earnings per share in the first nine months of fiscal 2020.
Net Revenue. Total net revenue for the first nine months of fiscal 2020 increased 3.6% to $1.84 billion, compared to $1.77 billion in the same prior-year period. In constant currency, net revenue increased by 7.1%.

•	Americas Retail revenues decreased 0.4% in U.S. dollars and increased 0.1% in constant currency. Retail comp sales including e-commerce increased 1% in U.S. dollars and constant currency.

•	Americas Wholesale revenues increased 13.2% in U.S. dollars and 14.3% in constant currency.

•	Europe revenues increased 7.3% in U.S. dollars and 13.3% in constant currency. Retail comp sales including e-commerce decreased 1% in U.S. dollars and increased 4% in constant currency.

•	Asia revenues decreased 2.2% in U.S. dollars and increased 2.2% in constant currency. Retail comp sales including e-commerce decreased 16% in U.S. dollars and 12% in constant currency.

•	Licensing revenues decreased 3.6% in U.S. dollars.
Operating Earnings. GAAP operating earnings from operations for the first nine months of fiscal 2020 increased 404.3% to $44.2 million (including a $1.0 million unfavorable currency translation impact), compared to GAAP loss from operations of $14.5 million in the same prior-year period. GAAP operating margin in the first nine months of fiscal 2020 increased 320 basis points to 2.4%, compared to negative 0.8% in the same prior-year period, driven primarily by the European Commission fine that was incurred in the same prior-year period and the favorable impact from higher initial markups in Europe and Americas Retail. The impact of currency on operating margin for the first nine months of fiscal 2020 was minimal.

For the nine months ended November 2, 2019, adjusted earnings from operations increased 25.5% to $48.6 million, compared to $38.7 million for the nine months ended November 3, 2018. Adjusted operating margin was 2.6% for the nine months ended November 2, 2019, an increase of 40 basis points compared to the same prior-year period, driven primarily by the favorable impact from higher initial markups in Europe and Americas Retail.

•
Operating margin for the Company’s Americas Retail segment increased 30 basis points to 1.0% in the first nine months of fiscal 2020, compared to 0.7% in the same prior-year period, driven primarily by the favorable impact from higher initial markups, partially offset by higher markdowns and wage pressures.

•
Operating margin for the Company’s Americas Wholesale segment increased 200 basis points to 19.0% in the first nine months of fiscal 2020, compared to 17.0% in the same prior-year period. The increase in operating margin was due primarily to higher initial markups, lower markdowns and overall leveraging of expenses.

•
Operating margin for the Company’s Europe segment increased 430 basis points to 6.6% in the first nine months of fiscal 2020, compared to 2.3% in the same prior-year period. This increase was driven primarily by higher initial markups, overall leveraging of expenses, lower markdowns and lower logistics costs.

•
Operating margin for the Company’s Asia segment deteriorated 720 basis points to negative 4.2% in the first nine months of fiscal 2020, from 3.0% in the same prior-year period, driven primarily by deleveraging of expenses due mainly to negative comparable sales and higher markdowns.

•	Operating margin for the Company’s Licensing segment decreased 150 basis points to 86.6% in the first nine months of fiscal 2020, from 88.1% in the same prior-year period.

Other expense, net, was $4.3 million for the first nine months of fiscal 2020, an improvement of $2.8 million, compared to $7.1 million in the same prior-year period. The improvement was due primarily to net unrealized gains on non-operating assets compared to unrealized losses in the same prior-year period and lower net unrealized mark-to-market revaluations losses on foreign currency balances, partially offset by our proportionate share of net losses related to our minority investment in a privately-held apparel company and lower net mark-to-market gains on revaluation of foreign exchange currency contracts.

Dividends

The Company’s Board of Directors has approved a quarterly cash dividend of $0.1125 per share on the Company’s common stock. The dividend will be payable on January 2, 2020 to shareholders of record at the close of business on December 11, 2019.

Outlook

The Company’s expectations and updated outlook for the fourth quarter and fiscal year ending February 1, 2020 are as follows:

Outlook for Total Company[1]

	Fourth Quarter of Fiscal 2020	Fiscal Year 2020

Consolidated net revenue in U.S. dollars	increase between 1.0% and 2.0%	increase between 2.7% and 3.0%

Consolidated net revenue in constant currency[2]	increase between 2.5% and 3.5%	increase between 5.7% and 6.0%

GAAP operating margin	11.5% to 12.0%	5.2% to 5.4%

Adjusted operating margin[3]	11.5% to 12.0%	5.4% to 5.6%

Currency impact included in operating margin[4]	(20) basis points	(10) basis points

Cash interest expense, and amortization of debt issuance costs related to convertible senior notes	$1.7 million	$5.3 million

Amortization of debt discount related to convertible senior notes	$2.4 million	$7.5 million

Estimated diluted shares outstanding	66.3 million	71.4 million

GAAP EPS[5]	$1.04 to $1.09	$1.20 to $1.25

Adjusted EPS[3,5]	$1.07 to $1.12	$1.31 to $1.36

Currency impact included in EPS[4]	$(0.05)	$(0.06)

Estimated impact of convertible senior notes and share repurchases included in GAAP EPS[6]	$0.18	$0.05

Estimated impact of convertible senior notes and share repurchases included in adjusted EPS[7]	$0.21	$0.13
______________________________________________________________________
Notes:
[1]
The Company’s outlook for the fourth quarter and fiscal year ending February 1, 2020 assumes that foreign currency exchange rates remain at prevailing rates and includes the estimated impact of known tariffs on imports into the U.S.

[2]	Eliminates the impact of expected foreign currency translation to give investors a better understanding of the underlying trends within the business.

[3]
The guidance for adjusted operating margin and adjusted EPS for the fourth quarter and full fiscal year 2020 reflect the exclusion of certain items which the Company believes are not indicative of the underlying performance of its business. Refer to the table below for a reconciliation of our GAAP and adjusted outlook.

[4]	Represents the estimated translational and transactional gains (losses) of foreign currency rate fluctuations within operating margin and EPS measures presented.

[5]
EPS amounts for the sum of the quarters may not equal full year amounts due to differences in average common shares outstanding during each period as well as losses in individual quarters which are not allocated to participating security holders.

[6]
Represents the estimated net impact of share repurchases, cash interest expense, and amortization of debt discount and debt issuance costs (related to the $300 million convertible senior notes issued during the first quarter of fiscal 2020) on our GAAP EPS outlook.

[7]
Represents the estimated net impact of share repurchases, cash interest expense and amortization of debt issuance costs (related to the $300 million convertible senior notes issued during the first quarter of fiscal 2020) on our adjusted EPS outlook.

A reconciliation of the Company’s outlook for GAAP operating margin to adjusted operating margin and GAAP earnings per share to adjusted earnings per share for the fourth quarter and fiscal year ending February 1, 2020 is as follows:

Reconciliation of GAAP Outlook to Adjusted Outlook

	Fourth Quarter of Fiscal 2020	Fiscal Year 2020

GAAP operating margin	11.5% to 12.0%	5.2% to 5.4%
Certain professional service and legal fees and related costs[1]	—%	0.0%
Asset impairment charges[2]	—%	0.2%

Adjusted operating margin	11.5% to 12.0%	5.4% to 5.6%

GAAP earnings per share	$1.04 to $1.09	$1.20 to $1.25
Certain professional service and legal fees and related costs[1]	$—	$(0.01)
Asset impairment charges[2]	$—	$0.06
Amortization of debt discount[3]	$0.03	$0.08
Adjustments to uncertain tax positions excluded in prior years[4]	$—	$(0.02)

Adjusted earnings per share	$1.07 to $1.12	$1.31 to $1.36
______________________________________________________________________
Notes:

[1]
Amounts for the full fiscal year include certain professional service and legal fees and related (credits) costs recognized during the nine months ended November 2, 2019 which the Company otherwise would not have incurred as part of its business operations. The Company is unable to predict future amounts as these expenditures are inconsistent in amount and frequency and certain elements used to estimate such items have not yet occurred or are out of the Company’s control. As such, the Company has not considered any future charges in the accompanying GAAP outlook.

[2]
Amounts for the full fiscal year include asset impairment charges for certain retail locations recognized during the nine months ended November 2, 2019 that resulted from store under-performance and expected store closures. The adjusted results do not assume any additional asset impairment charges as the Company has recorded amounts currently anticipated under GAAP.

[3]	Amounts for the fourth quarter and full fiscal year represent amortization of the debt discount related to the $300 million convertible senior notes issued during the first quarter of fiscal 2020.

[4]
Amounts for the full fiscal year represent adjustments of uncertain tax positions during the nine months ended November 2, 2019 which related to items excluded from adjusted results in prior years. The adjusted results do not assume any other changes to specified uncertain tax positions as the Company’s current accrual reflects its best estimate of amounts that will eventually be realized.

On a segment basis, the Company expects the following ranges for percentage changes for comparable sales including e-commerce (“comps”) and net revenue in U.S. dollars and constant currency compared to the same prior-year period:

Outlook by Segment[1]

	Fourth Quarter of Fiscal 2020		Fiscal Year 2020

	U.S. Dollars	Constant Currency[2]	U.S. Dollars	Constant Currency[2]

Americas Retail:
Comps	__	down MSD to LSD	__	down LSD to flat
Net Revenue	down MSD to LSD	down MSD to LSD	down LSD	down LSD

Americas Wholesale:
Net Revenue	down LSD	down LSD	up HSD	up HSD

Europe:
Comps	__	up LSD	__	up LSD
Net Revenue	up LDD	up mid-teens	up HSD	up low-teens

Asia:
Comps	__	down high-teens to mid-teens	__	down low-teens
Net Revenue	down mid-teens	down low-teens	down MSD	down LSD

Licensing:
Net Revenue	down LSD	__	down LSD	__
______________________________________________________________________
Notes:
[1]
As used in the table above, “LSD” is used to refer to the range of Low-Single-Digits, “MSD” is used to refer to the range of Mid-Single-Digits, “HSD” is used to refer to the range of High-Single-Digits, and “LDD” is used to refer to the range of Low-Double-Digits.

[2]	Eliminates the impact of expected foreign currency translation to give investors a better understanding of the underlying trends within the business.

Presentation of Non-GAAP Information

The financial information presented in this release includes non-GAAP financial measures such as adjusted results, constant currency financial information and free cash flow measures. For the three and nine months ended November 2, 2019, the adjusted results exclude the impact of asset impairment charges, certain professional service and legal fees and related (credits) costs, non-cash amortization of debt discount on our convertible senior notes, and the applicable tax effects of these adjustments as well as adjustments to uncertain tax positions excluded from results in prior years, where applicable. For the three and nine months ended November 3, 2018, the adjusted results exclude the impact of asset impairment charges, net gains on lease terminations, charges related to the European Commission fine, certain professional service and legal fees and related costs, the applicable tax effects of these adjustments, and revisions to provisional amounts previously recorded related to the enactment of the Tax Cuts and Jobs Act of 2017 (“Tax Reform”), where applicable. These non-GAAP measures are provided in addition to, and not as alternatives for, the Company’s reported GAAP results.

The Company has excluded these items from its adjusted financial measures primarily because it believes these items are not indicative of the underlying performance of its business and that the adjusted financial information provided is useful for investors to evaluate the comparability of the Company’s operating results and its future outlook (when reviewed in conjunction with the Company’s GAAP financial statements). A reconciliation of reported GAAP results to comparable non-GAAP results is provided in the accompanying tables.

This release also includes certain constant currency financial information. Foreign currency exchange rate fluctuations affect the amount reported from translating the Company’s foreign revenue, expenses and balance sheet amounts into U.S. dollars. These rate fluctuations can have a significant effect on reported operating results under GAAP. The Company provides constant currency information to enhance the visibility of underlying business trends, excluding the effects of changes in foreign currency translation rates. To calculate net revenue, comparable sales and earnings (loss) from operations on a constant currency basis, actual or forecasted results for the current-year period are translated into U.S. dollars at the average exchange rates in effect during the comparable period of the prior year. The constant currency calculations do not adjust for the impact of revaluing specific transactions denominated in a currency that is different to the functional currency of that entity when exchange rates fluctuate. However, in calculating the estimated impact of currency on our earnings (loss) per share for our actual and forecasted results, the Company estimates gross margin (including the impact of merchandise-related hedges) and expenses using the appropriate prior-year rates, translates the estimated foreign earnings at the comparable prior-year rates, and excludes the year-over-year earnings impact of gains or losses arising from balance sheet remeasurement and foreign currency contracts not designated as merchandise hedges. The constant currency information presented may not be comparable to similarly titled measures reported by other companies.

The Company also includes information regarding its free cash flows in this release. The Company calculates free cash flows as cash flows from operating activities less (i) purchases of property and equipment and (ii) payments for property and equipment under finance leases. Free cash flows are not intended to be an alternative to cash flows from operating activities as a measure of liquidity, but rather provides additional visibility to investors regarding how much cash is generated for discretionary and non-discretionary items after deducting purchases of property and equipment and payments for property and equipment under finance leases. Free cash flow information presented may not be comparable to similarly titled measures reported by other companies. A reconciliation of reported GAAP cash flows from operating activities to the comparable non-GAAP free cash flow measure is provided in the accompanying tables.

Investor Conference Call

The Company will hold a conference call at 4:45 pm (ET) on November 26, 2019 to discuss the news announced in this press release. A live webcast of the conference call will be accessible at www.guess.com via the “Investor Relations” link. The webcast will be archived on the website for 30 days.

About Guess?

Guess?, Inc. designs, markets, distributes and licenses a lifestyle collection of contemporary apparel, denim, handbags, watches, eyewear, footwear and other related consumer products. Guess? products are distributed through branded Guess? stores as well as better department and specialty stores around the world. As of November 2, 2019, the Company directly operated 1,174 retail stores in the Americas, Europe and Asia. The Company’s partners and distributors operated 569 additional retail stores worldwide. As of November 2, 2019, the Company and its partners and distributors operated in approximately 100 countries worldwide. For more information about the Company, please visit www.guess.com.

Forward-Looking Statements

Except for historical information contained herein, certain matters discussed in this press release or the related conference call and webcast, including statements concerning the Company’s expectations, future prospects, business strategies and strategic initiatives; statements expressing optimism or pessimism about future operating results, growth opportunities and projected sales (including comparable sales), earnings, capital expenditures, operating margins, cost reduction opportunities and cash needs; and guidance for the fourth quarter and full year of fiscal

2020, are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements, which are frequently indicated by terms such as “expect,” “will,” “should,” “goal,” “strategy,” “believe,” “estimate,” “continue,” “outlook,” “plan,” “create,” “see,” and similar terms, are only expectations, and involve known and unknown risks and uncertainties, which may cause actual results in future periods to differ materially from what is currently anticipated. Factors which may cause actual results in future periods to differ materially from current expectations include, among others: our ability to maintain our brand image and reputation; domestic and international economic or political conditions, including economic and other events that could negatively impact consumer confidence and discretionary consumer spending; changes in the competitive marketplace and in our commercial relationships; our ability to anticipate and adapt to changing consumer preferences and trends; our ability to manage our inventory commensurate with customer demand; risks related to the timing and costs of delivering merchandise to our stores and our wholesale customers; unexpected or unseasonable weather conditions; our ability to effectively operate our various retail concepts, including securing, renewing, modifying or terminating leases for store locations; our ability to successfully and/or timely implement our growth strategies and other strategic initiatives; our ability to expand internationally and operate in regions where we have less experience, including through joint ventures; risks related to our convertible senior notes issued in April 2019, including our ability to settle the liability in cash; our ability to successfully or timely implement plans for cost reductions; our ability to effectively and efficiently manage the volume and costs associated with our European distribution centers without incurring shipment delays; our ability to attract and retain key personnel; changes to our short or long-term strategic initiatives, including those that may be initiated by our new Chief Executive Officer; obligations or changes in estimates arising from new or existing litigation, tax and other regulatory proceedings; risks related to the complexity of the Tax Reform, future clarifications and legislative amendments thereto, as well as our ability to accurately interpret and predict its impact on our cash flows and financial condition; the risk of economic uncertainty associated with the pending exit of the United Kingdom from the European Union (“Brexit”) or any other similar referendums that may be held; changes in U.S. or foreign tax or tariff policy, including changes to tariffs on imports into the U.S.; accounting adjustments identified after issuance of this release; risk of future store asset and/or goodwill impairments or restructuring charges; our ability to adapt to new regulatory compliance and disclosure obligations; risks associated with our foreign operations, such as violations of laws prohibiting improper payments and the burdens of complying with a variety of foreign laws and regulations (including global data privacy regulations); risks associated with the acts or omissions of our third party vendors, including a failure to comply with our vendor code of conduct or other policies; risks associated with cyber-attacks and other cyber security risks; risks associated with our ability to properly collect, use, manage and secure consumer and employee data; risks associated with our vendors’ ability to maintain the strength and security of information technology systems; and changes in economic, political, social and other conditions affecting our foreign operations and sourcing, including the impact of currency fluctuations, global tax rates and economic and market conditions in the various countries in which we operate. In addition to these factors, the economic, technological, managerial, and other risks identified in the Company’s most recent annual report on Form 10-K and other filings with the Securities and Exchange Commission, including but not limited to the risk factors discussed therein, could cause actual results to differ materially from current expectations. The current global economic climate and uncertainty surrounding potential changes in U.S. policies and regulations may amplify many of these risks. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:	Guess?, Inc.
Fabrice Benarouche
VP, Finance and Investor Relations
(213) 765-5578

Source:	Guess?, Inc.

Guess?, Inc. and Subsidiaries
Condensed Consolidated Statements of Income (Loss)
(amounts in thousands, except per share data)

	Three Months Ended				Nine Months Ended
	November 2, 2019		November 3, 2018		November 2, 2019		November 3, 2018
	$	%	$	%	$	%	$	%

Product sales	$593,736	96.4%	$583,121	96.3%	$1,776,287	96.8%	$1,710,788	96.5%
Net royalties	22,208	3.6%	22,286	3.7%	59,568	3.2%	61,779	3.5%
Net revenue	615,944	100.0%	605,407	100.0%	1,835,855	100.0%	1,772,567	100.0%

Cost of product sales	386,445	62.7%	385,264	63.6%	1,158,741	63.1%	1,139,055	64.3%

Gross profit	229,499	37.3%	220,143	36.4%	677,114	36.9%	633,512	35.7%

Selling, general and administrative expenses	205,003	33.3%	197,943	32.8%	627,823	34.2%	600,731	33.8%
European Commission fine	—	—%	42,428	7.0%	—	—%	42,428	2.4%
Asset impairment charges	1,847	0.3%	1,277	0.2%	5,126	0.3%	5,017	0.3%
Net gains on lease terminations	—	—%	—	—%	—	—%	(152)	(0.0%)

Earnings (loss) from operations	22,649	3.7%	(21,505)	(3.6%)	44,165	2.4%	(14,512)	(0.8%)

Other income (expense):
Interest expense	(4,946)	(0.8%)	(784)	(0.1%)	(11,156)	(0.6%)	(2,386)	(0.1%)
Interest income	492	0.1%	783	0.1%	1,166	0.1%	2,892	0.2%
Other expense, net	(62)	(0.1%)	(5,810)	(0.9%)	(4,346)	(0.3%)	(7,064)	(0.5%)

Earnings (loss) before income tax expense (benefit)	18,133	2.9%	(27,316)	(4.5%)	29,829	1.6%	(21,070)	(1.2%)

Income tax expense (benefit)	4,548	0.7%	(14,500)	(2.4%)	10,649	0.6%	(13,001)	(0.7%)

Net earnings (loss)	13,585	2.2%	(12,816)	(2.1%)	19,180	1.0%	(8,069)	(0.5%)

Net earnings attributable to noncontrolling interests	1,162	0.2%	626	0.1%	2,809	0.1%	1,064	0.0%

Net earnings (loss) attributable to Guess?, Inc.	$12,423	2.0%	$(13,442)	(2.2%)	$16,371	0.9%	$(9,133)	(0.5%)

Net earnings (loss) per common share attributable to common stockholders:
Basic	$0.19		$(0.17)		$0.22		$(0.12)
Diluted	$0.18		$(0.17)		$0.22		$(0.12)

Weighted average common shares outstanding attributable to common stockholders:
Basic	66,393		80,189		72,275		80,067
Diluted	67,314		80,189		73,211		80,067

Effective tax rate	25.1%		53.1%		35.7%		61.7%
Adjusted selling, general and administrative expenses[1]:	$206,417	33.6%	$197,864	32.7%	$628,560	34.3%	$594,817	33.6%
Adjusted earnings from operations[1]:	$23,082	3.7%	$22,279	3.7%	$48,554	2.6%	$38,695	2.2%
Adjusted net earnings attributable to Guess?, Inc.[1]:	$14,902	2.4%	$10,552	1.7%	$22,700	1.2%	$22,175	1.3%
Adjusted diluted earnings per common share attributable to common stockholders[1]:	$0.22		$0.13		$0.31		$0.27
Adjusted effective tax rate[1]:	23.6%		32.1%		35.1%		27.7%
______________________________________________________________________
Notes:

[1]
The adjusted results for the three and nine months ended November 2, 2019 reflect the exclusion of certain professional service and legal fees and related (credits) costs, asset impairment charges, amortization of debt discounts on the Company’s convertible senior notes and the related tax impacts of these adjustments as well as adjustments to uncertain tax positions excluded from results in prior years, where applicable. The adjusted results for the three and nine months ended November 3, 2018 reflect the exclusion of certain professional service and legal fees and related costs, asset impairment charges, net gains on lease terminations, charges related to the European Commission fine, and the related tax impacts of these adjustments, where applicable, as well as revisions to the provisional amounts previously recorded related to the Tax Reform. A complete reconciliation of actual results to adjusted results is presented in the table entitled “Reconciliation of GAAP Results to Adjusted Results.”

Guess?, Inc. and Subsidiaries
Reconciliation of GAAP Results to Adjusted Results
(dollars in thousands)

The following table provides reconciliations of reported GAAP selling, general and administrative expenses to adjusted selling, general and administrative expenses, reported GAAP earnings (loss) from operations to adjusted earnings from operations, reported GAAP net earnings (loss) attributable to Guess?, Inc. to adjusted net earnings attributable to Guess?, Inc. and reported GAAP income tax expense (benefit) to adjusted income tax expense for the three and nine months ended November 2, 2019 and November 3, 2018.

	Three Months Ended		Nine Months Ended
	November 2, 2019	November 3, 2018	November 2, 2019	November 3, 2018

Reported GAAP selling, general and administrative expenses	$205,003	$197,943	$627,823	$600,731
Certain professional service and legal fees and related credits (costs)[1]	1,414	(79)	737	(5,914)

Adjusted selling, general and administrative expenses	$206,417	$197,864	$628,560	$594,817

Reported GAAP earnings (loss) from operations	$22,649	$(21,505)	$44,165	$(14,512)
Certain professional service and legal fees and related (credits) costs[1]	(1,414)	79	(737)	5,914
Europe Commission fine[2]	—	42,428	—	42,428
Asset impairment charges[3]	1,847	1,277	5,126	5,017
Net gains on lease terminations[4]	—	—	—	(152)

Adjusted earnings from operations	$23,082	$22,279	$48,554	$38,695

Reported GAAP net earnings (loss) attributable to Guess?, Inc.	$12,423	$(13,442)	$16,371	$(9,133)
Certain professional service and legal fees and related (credits) costs[1]	(1,414)	79	(737)	5,914
Europe Commission fine[2]	—	42,428	—	42,428
Asset impairment charges[3]	1,847	1,277	5,126	5,017
Net gains on lease terminations[4]	—	—	—	(152)
Amortization of debt discount[5]	2,447	—	5,109	—
Change in provisional Tax Reform adjustment[6]	—	(19,551)	—	(19,551)
Income tax adjustments[7]	(401)	(239)	(3,169)	(2,348)

Total adjustment affecting net earnings (loss) attributable to Guess?, Inc.	2,479	23,994	6,329	31,308

Adjusted net earnings attributable to Guess?, Inc.	$14,902	$10,552	$22,700	$22,175

Reported GAAP income tax expense (benefit)	$4,548	$(14,500)	$10,649	$(13,001)
Change in provisional Tax Reform adjustment[6]	—	19,551	—	19,551
Income tax adjustments[7]	401	239	3,169	2,348

Adjusted income tax expense	$4,949	$5,290	$13,818	$8,898

Adjusted effective tax rate	23.6%	32.1%	35.1%	27.7%
______________________________________________________________________
Notes:

[1]
During the three and nine months ended November 2, 2019 and November 3, 2018, the Company recorded certain professional service and legal fees and related (credits) costs, which it otherwise would not have incurred as part of its business operations.

[2]
During the quarter ended November 3, 2018, the Company recognized a charge of €37.0 million ($42.4 million) related to an estimated fine expected to be imposed on the Company by the European Commission related to its inquiry concerning potential violations of European Union competition rules by the Company.

[3]
During the three and nine months ended November 2, 2019 and November 3, 2018, the Company recognized asset impairment charges for certain retail locations resulting from under-performance and expected store closures.

[4]
During the nine months ended November 3, 2018, the Company recorded net gains on lease terminations related primarily to the early termination of certain lease agreements. The net gains on lease terminations were recorded during the three months ended May 5, 2018.

[5]
In April 2019, the Company issued $300 million principal amount of 2.00% convertible senior notes due 2024 (the “Notes”) in a private offering. The Company has separated the Notes into liability (debt) and equity (conversion option) components. The debt discount, which represents an amount equal to the fair value of the equity component, will be amortized as non-cash interest expense over the term of the Notes.

[6]	During the quarter ended November 3, 2018, the Company revised the provisional amounts previously recorded related to the impact of the Tax Reform, and recorded income tax benefits of $19.6 million.

[7]
The income tax effect of certain professional service and legal fees and related (credits) costs, the European Commission fine, asset impairment charges, net gains on lease terminations and the amortization of debt discount was based on the Company’s assessment of deductibility using the statutory tax rate (inclusive of the impact of valuation allowances) of the tax jurisdiction in which the charges were incurred. The income tax adjustment for the nine months ended November 2, 2019 also includes adjustments to uncertain tax positions excluded from results in prior years.

Guess?, Inc. and Subsidiaries
Consolidated Segment Data
(dollars in thousands)

	Three Months Ended			Nine Months Ended
	November 2, 2019	November 3, 2018	% change	November 2, 2019	November 3, 2018	% change

Net revenue:
Americas Retail	$177,824	$186,925	(5%)	$553,213	$555,390	(0%)
Americas Wholesale	56,398	52,698	7%	144,505	127,630	13%
Europe	277,253	254,037	9%	827,817	771,470	7%
Asia	82,261	89,461	(8%)	250,752	256,298	(2%)
Licensing	22,208	22,286	(0%)	59,568	61,779	(4%)
Total net revenue	$615,944	$605,407	2%	$1,835,855	$1,772,567	4%

Earnings (loss) from operations:
Americas Retail	$1,601	$3,799	(58%)	$5,746	$3,701	55%
Americas Wholesale	11,216	10,392	8%	27,452	21,743	26%
Europe	19,475	7,410	163%	54,742	17,608	211%
Asia	(2,432)	1,938	(225%)	(10,435)	7,637	(237%)
Licensing	19,372	19,485	(1%)	51,563	54,408	(5%)
Total segment earnings from operations	49,232	43,024	14%	129,068	105,097	23%

Corporate overhead	(24,736)	(20,824)	19%	(79,777)	(72,316)	10%
European Commission fine	—	(42,428)		—	(42,428)
Asset impairment charges	(1,847)	(1,277)	45%	(5,126)	(5,017)	2%
Net gains on lease terminations	—	—		—	152
Total earnings (loss) from operations	$22,649	$(21,505)	205%	$44,165	$(14,512)	404%

Operating margins:
Americas Retail	0.9%	2.0%		1.0%	0.7%
Americas Wholesale	19.9%	19.7%		19.0%	17.0%
Europe	7.0%	2.9%		6.6%	2.3%
Asia	(3.0%)	2.2%		(4.2%)	3.0%
Licensing	87.2%	87.4%		86.6%	88.1%

GAAP operating margin for total Company	3.7%	(3.6%)		2.4%	(0.8%)
Certain professional service and legal fees and related (credits) costs	(0.3%)	0.1%		(0.1%)	0.3%
European Commission fine	—%	7.0%		—%	2.4%
Asset impairment charges	0.3%	0.2%		0.3%	0.3%
Net gains on lease terminations	—%	—%		—%	(0.0%)
Adjusted operating margin for total Company	3.7%	3.7%		2.6%	2.2%

Guess?, Inc. and Subsidiaries
Constant Currency Financial Measures
(dollars in thousands)

	Three Months Ended
	November 2, 2019			November 3, 2018	% change
	As Reported	Foreign Currency Impact	Constant Currency	As Reported	As Reported	Constant Currency
Net revenue:
Americas Retail	$177,824	$734	$178,558	$186,925	(5%)	(4%)
Americas Wholesale	56,398	578	56,976	52,698	7%	8%
Europe	277,253	10,365	287,618	254,037	9%	13%
Asia	82,261	3,082	85,343	89,461	(8%)	(5%)
Licensing	22,208	—	22,208	22,286	(0%)	(0%)
Total net revenue	$615,944	$14,759	$630,703	$605,407	2%	4%

	Nine Months Ended
	November 2, 2019			November 3, 2018	% change
	As Reported	Foreign Currency Impact	Constant Currency	As Reported	As Reported	Constant Currency
Net revenue:
Americas Retail	$553,213	$2,926	$556,139	$555,390	(0%)	0%
Americas Wholesale	144,505	1,380	145,885	127,630	13%	14%
Europe	827,817	46,310	874,127	771,470	7%	13%
Asia	250,752	11,248	262,000	256,298	(2%)	2%
Licensing	59,568	—	59,568	61,779	(4%)	(4%)
Total net revenue	$1,835,855	$61,864	$1,897,719	$1,772,567	4%	7%

Guess?, Inc. and Subsidiaries
Selected Condensed Consolidated Balance Sheet Data
(in thousands)

	November 2, 2019	February 2, 2019	November 3, 2018

ASSETS

Cash and cash equivalents	$110,095	$210,460	$138,922

Receivables, net	300,197	321,995	286,106

Inventories	519,875	468,897	548,517

Other current assets	67,425	87,343	109,178

Property and equipment, net	298,036	315,558	297,173

Restricted cash	522	535	532

Operating lease right-of-use assets[1]	874,945	—	—

Other assets	219,805	244,417	243,718

Total assets	$2,390,900	$1,649,205	$1,624,146

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current portion of borrowings and finance lease obligations	$37,484	$4,315	$3,538

Current operating lease liabilities[1]	189,582	—	—

Other current liabilities	429,701	539,049	557,126

Long-term debt and finance lease obligations	34,712	35,012	36,254

Convertible senior notes, net	244,696	—	—

Long-term operating lease liabilities[1]	740,484	—	—

Other long-term liabilities[1]	123,638	212,331	191,869

Redeemable and nonredeemable noncontrolling interests	23,543	21,271	18,461

Guess?, Inc. stockholders’ equity	567,060	837,227	816,898

Total liabilities and stockholders’ equity	$2,390,900	$1,649,205	$1,624,146
______________________________________________________________________
Notes:

[1]
During the quarter ended May 4, 2019, the Company adopted a comprehensive new lease standard which superseded previous lease guidance. The standard requires a lessee to recognize an asset related to the right to use the underlying asset and a liability that approximates the present value of the lease payments over the term of contracts that qualify as leases under the new guidance. The adoption of the standard resulted in the recording of operating lease right-of-use assets and operating lease liabilities. In addition, other long-term liabilities no longer includes deferred rent and lease incentives since these items are now included in operating lease right-of-use assets due to the adoption of the new standard.

Guess?, Inc. and Subsidiaries
Condensed Consolidated Cash Flow Data
(in thousands)

	Nine Months Ended
	November 2, 2019	November 3, 2018

Net cash used in operating activities	$(28,005)	$(46,915)

Net cash used in investing activities	(47,950)	(83,231)

Net cash used in financing activities	(21,691)	(78,279)

Effect of exchange rates on cash, cash equivalents and restricted cash	(2,732)	(19,803)

Net change in cash, cash equivalents and restricted cash	(100,378)	(228,228)

Cash, cash equivalents and restricted cash at the beginning of the year	210,995	367,682

Cash, cash equivalents and restricted cash at the end of the period	$110,617	$139,454

Supplemental information:

Depreciation and amortization	$53,989	$50,399

Total lease costs[1]	$268,900	$262,402

Non-cash investing and financing activity:

Assets acquired under finance leases[2]	$3,070	$1,172
______________________________________________________________________
Notes:

[1]
In connection with the adoption of new lease guidance during the first quarter of fiscal 2020, the Company has elected to include non-lease components, which is inclusive of common area maintenance charges, in the measurement of its lease liabilities for its directly operated real estate leases. Therefore, total lease costs includes lease and non-lease components related to the Company’s directly operated real estate leases for the nine months ended November 2, 2019 and November 3, 2018.

[2]	During the nine months ended November 2, 2019 and November 3, 2018, the Company entered into finance leases related primarily to computer hardware and software.

Guess?, Inc. and Subsidiaries
Reconciliation of Net Cash Used in Operating Activities to Free Cash Flow
(in thousands)

	Nine Months Ended
	November 2, 2019	November 3, 2018

Net cash used in operating activities	$(28,005)	$(46,915)

Less: Purchases of property and equipment	(49,020)	(74,890)

Less: Payments for property and equipment under finance leases	(2,081)	(964)

Free cash flow	$(79,106)	$(122,769)

Guess?, Inc. and Subsidiaries
Retail Store Data
Global Store and Concession Count

	As of November 2, 2019
	Stores			Concessions
Region	Total	Directly Operated	Partner Operated	Total	Directly Operated	Partner Operated

United States	287	285	2	1	—	1
Canada	82	82	—	—	—	—
Central and South America	112	72	40	27	27	—

Total Americas	481	439	42	28	27	1

Europe and the Middle East	743	516	227	40	40	—
Asia and the Pacific	519	219	300	327	154	173

Total	1,743	1,174	569	395	221	174

	As of November 3, 2018
	Stores			Concessions
Region	Total	Directly Operated	Partner Operated	Total	Directly Operated	Partner Operated

United States	298	296	2	1	—	1
Canada	89	89	—	—	—	—
Central and South America	103	65	38	27	27	—

Total Americas	490	450	40	28	27	1

Europe and the Middle East	687	460	227	39	39	—
Asia and the Pacific	515	198	317	365	174	191

Total	1,692	1,108	584	432	240	192